Exhibit 10.1

TRANSCAT, INC.

EXECUTIVE OFFICER AND DIRECTOR

SHARE REPURCHASE PLAN

October 31, 2011

The Board of Directors (the “Board”) of Transcat, Inc., an Ohio corporation (the “Company”), has adopted this Share Repurchase Plan (the “Repurchase Plan”) by which shares of the Company’s common stock, par value $0.50 per share (“Shares”), may be repurchased by the Company from certain executive officers and directors of the Company identified on Exhibit A subject to certain conditions and limitations. The purpose of this Repurchase Plan is to provide limited liquidity for certain executive officers and directors under the terms, conditions and limitations set forth below. No executive officer or director is required to sell their shares to the Company pursuant to this Repurchase Plan.

1.        Repurchase of Shares.  The Company may, at the Board’s sole discretion, repurchase certain Shares presented to the Company, provided that the Company may not expend more than $1,000,000 in any fiscal year to repurchase Shares pursuant to this Repurchase Plan, for cash to the extent it has sufficient funds to do so and subject to the conditions and limitations set forth herein. Any and all Shares repurchased by the Company shall be canceled, and will have the status of authorized but unissued Shares.

2.        Repurchase Price.  The prices per Share at which the Company will repurchase Shares will be the weighted average price per share at which the Shares are trading on the NASDAQ Global Market for the twenty (20) trading days following the Company’s acceptance of the repurchase request (the “Repurchase Price”).

3.        Repurchase Date.  The Repurchase Date will be the date following the date of the Repurchase Price (the “Repurchase Date”).

4.        Funding and Operation of Repurchase Plan.  The Company may make purchases under the Repurchase Plan, at its sole discretion, as funds allow, the allocation of funds to be utilized for such purposes being subordinated to all other obligations of the Company. The Company may repurchase Shares on a continuous basis.

5.        Executive Officer and Director Requirements.  Only the executive officers or directors of the Company as initially identified on Exhibit A (as may be amended) may request a repurchase, subject to the following conditions and limitations:

a.        Blackout Periods.  No repurchases of Shares will be made during the applicable blackout period contained in the Company’s Insider Trading Policy unless prior approval is obtained by the Company’s legal counsel and Chief Executive Officer (in the case of repurchases involving the Chief Executive Officer, by the Company’s Chairman).

b.        Section 16 Compliance.  Shares that have been purchased by an executive officer or director will not be eligible for repurchase by the Company unless a period of six (6) months has passed from the date of the executive officer’s or director’s last purchase of Shares in accordance with Section 16 of the Securities Exchange Act of 1934, as amended.

c.        No Encumbrances.  All Shares presented for repurchase must be legally and beneficially owned by the executive officer or director making the presentment. Such Shares must be fully transferable, and free and clear of any liens or other encumbrances.

d.        Share Repurchase Request Form.  The presentment of Shares for repurchase must be accompanied by a completed share repurchase request form and, upon acceptance by the Company, stock power, copies of which are attached hereto as Exhibit B, and the original Share certificate(s). All Share certificates must be properly endorsed.

e.        Presentment; Minimum Amount.  All Shares presented for repurchase and all completed share repurchase request forms (accompanied by endorsed Shares) received by the Company (or any transfer agent) will either be fully accepted, partially accepted or rejected at the sole discretion of the Company for repurchase by the Company within ten (10) calendar days of the Company’s receipt of such completed share repurchase request forms. To be eligible for participation, executive officers and directors must present for repurchase a minimum of 5,000 Shares.

f.        Repurchase Request Withdrawal or Rejection.  An executive officer or director may not withdraw a repurchase request once it has been submitted to the Company. The Company will reject an executive officer’s or director’s repurchase request and be under no obligation to repurchase the executive officer’s or director’s Shares if: (i) the per share closing price of the Shares on the NASDAQ Global Market on the trading day prior to the proposed repurchase date is 15% lower than the Repurchase Price; (ii) the repurchase of an executive officer’s or director’s Shares would result in such executive officer or director failing to meet the applicable minimum stock ownership guidelines of the Company; (iii) in the case of an independent director, the repurchase of the Shares would result in excess of $120,000 being paid to such director during any period of twelve (12) consecutive months; (iv) the repurchase would cause an event of default under any credit agreement to which the Company is a party; (v) immediately after the repurchase of the Shares, the Company’s assets would be less than its liabilities, plus the Company’s stated capital, if any; (vi) the Company is insolvent or there are reasonable grounds to believe that by such repurchase the Company would be rendered insolvent; or (vii) the repurchase would constitute a violation of applicable law.

g.        Transfer Agent.  The Company may utilize a transfer agent in connection with the repurchases under this Plan.

h.        Termination of Employment.  An executive officer’s or director’s rights under this Repurchase Plan may continue in the Company’s discretion after such executive officer’s or director’s retirement from the Company, however, an executive officer’s or director’s rights under this Repurchase Plan shall immediately terminate upon the executive officer’s termination of employment, with or without cause, or resignation from the Company, or the director’s removal or resignation from the Board for any reason, unless the Board expressly determines otherwise.

6.        Miscellaneous.

a.        Liability.  The Company or any transfer agent shall not have any liability to any executive officer or director for the value of the executive officer’s or director’s Shares, the repurchase price of the executive officer’s or director’s Shares, or for any damages resulting from the executive officer’s or director’s presentation of his or her Shares, the repurchase of the Shares under this Repurchase Plan or from the Company’s determination not to repurchase Shares under the Repurchase Plan, except as a result of the Company’s or the transfer agent’s gross negligence, recklessness or violation of applicable law; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights or claims an executive officer or director may have under federal or state securities laws.

b.        Taxes.  Executive officers and directors shall have complete responsibility for payment of all taxes, assessments, and other applicable obligations resulting from the Company’s repurchase of Shares.

c.        Termination, Amendment or Suspension of Plan.  The Board, in its sole discretion, may terminate, amend or suspend the Repurchase Plan if it determines to do so is in the best interest of the Company.

d.        Non-Assignability.  The rights under this Repurchase Plan may not be assigned by any executive officer or director, unless such assignment is (i) to his or her spouse, children or grandchildren or to a trust solely for the benefit of such executive officer or director, or his or her spouse, children or grandchildren in connection with estate planning purposes; (ii) by operation of law, or (iii) by reason of the death or disability of the executive officer or director. Any assignment in contravention of this section shall be null and void.

e.        Governing Law.  This Repurchase Plan and all matters arising out of or relating to this Repurchase Plan shall be governed by and construed in accordance with the internal laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Ohio.